The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to completion dated June 27, 2022.

FINANCIAL PRODUCTS

Preliminary Pricing Supplement No. K2092

To the Underlying Supplement dated June 18, 2020,

Product Supplement No. I-B dated June 18, 2020,

Prospectus Supplement dated June 18, 2020 and

Prospectus dated June 18, 2020

Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-238458-02 June 27, 2022

$ Absolute Return Buffered Securities due October 12, 2023 Linked to the Performance of the Russell 2000® Index

•	Investors will not receive any interest or dividend payments and may lose a significant portion of their principal at maturity.

•	At maturity, if the Final Level is equal to or greater than the Initial Level, investors will receive the principal amount of their investment plus a return based on the upside performance of the Underlying, subject to the Maximum Return. If the Final Level is less than the Initial Level but equal to or greater than the Buffer Level, investors will receive the principal amount of their investment multiplied by the sum of one plus the absolute value of the Underlying Return. However, if the Final Level is less than the Buffer Level, investors will lose 1% of their principal for each 1% decline from the Initial Level to the Final Level beyond the Buffer Level. You could lose up to $900 per $1,000 principal amount.

•	Senior unsecured obligations of Credit Suisse maturing October 12, 2023. Any payment on the securities is subject to our ability to pay our obligations as they become due.

•	Minimum purchase of $1,000. Minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof.

•	The offering price for the securities is expected to be determined on or about July 7, 2022 (the “Trade Date”), and the securities are expected to settle on or about July 12, 2022 (the “Settlement Date”). Delivery of the securities in book-entry form only will be made through The Depository Trust Company.

•	The securities will not be listed on any exchange.

Investing in the securities involves a number of risks. See “Selected Risk Considerations” beginning on page 7 of this pricing supplement and “Risk Factors” beginning on page PS-3 of any accompanying product supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying underlying supplement, the product supplement, the prospectus supplement and the prospectus. Any representation to the contrary is a criminal offense.

	Price to Public(1)	Underwriting Discounts and Commissions(2)	Proceeds to Issuer
Per security	$1,000	$	$
Total	$	$	$

(1) Certain fiduciary accounts may pay a purchase price of at least $995 per $1,000 principal amount of securities.

(2) We or any agent (one of which may be our affiliate) may pay varying discounts and commissions of up to $5 per $1,000 principal amount of securities. CSSU or another broker or dealer will forgo some or all discounts and commissions with respect to the sales of securities into certain fiduciary accounts. For more detailed information, please see “Supplemental Plan of Distribution (Conflicts of Interest)” in this pricing supplement.

Credit Suisse Securities (USA) LLC (“CSSU”) is our affiliate. For more information, see “Supplemental Plan of Distribution (Conflicts of Interest)” in this pricing supplement.

Credit Suisse currently estimates the value of each $1,000 principal amount of the securities on the Trade Date will be between $940 and $990 (as determined by reference to our pricing models and the rate we are currently paying to borrow funds through issuance of the securities (our “internal funding rate”)). This range of estimated values reflects terms that are not yet fixed. A single estimated value reflecting final terms will be determined on the Trade Date. See “Selected Risk Considerations” in this pricing supplement.

The securities are not deposit liabilities and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency of the United States, Switzerland or any other jurisdiction.

Credit Suisse

July , 2022

Key Terms

Issuer

Credit Suisse AG (“Credit Suisse”), acting through its London branch

Underlying

The securities are linked to the performance of the Underlying set forth in the table below. For more information on the Underlying, see “The Reference Indices—The FTSE Russell Indices—The Russell Indices—The Russell 2000® Index” in the accompanying underlying supplement. The Underlying is identified in the table below, together with its Bloomberg ticker symbol, Initial Level and expected Buffer Level (each level to be determined on the Trade Date):

Underlying	Ticker	Initial Level	Buffer Level
Russell 2000® Index	RTY <Index>		(Approximately 90% of Initial Level)

Redemption Amount

At maturity, for each $1,000 principal amount of securities, you will receive a Redemption Amount in cash that will equal $1,000 multiplied by the sum of one plus the Security Performance Factor, calculated as set forth below. Any payment on the securities is subject to our ability to pay our obligations as they become due.

Security Performance Factor

The Security Performance Factor is expressed as a percentage and is calculated as follows:

•	If the Final Level is equal to or greater than the Initial Level, the Security Performance Factor will equal the lesser of (i) the Maximum Return and (ii) the Underlying Return.

If the Final Level is equal to or greater than the Initial Level, the maximum Redemption Amount is expected to be at least $1,261 per $1,000 principal amount (to be determined on the Trade Date).

•	If the Final Level is less than the Initial Level but equal to or greater than the Buffer Level, the Security Performance Factor will equal the absolute value of the Underlying Return.

If the Final Level is less than the Initial Level but equal to or greater than the Buffer Level, the maximum Redemption Amount is $1,100 per $1,000 principal amount.

•	If the Final Level is less than the Buffer Level, the Security Performance Factor will equal the sum of (i) the Underlying Return plus (ii) the Buffer Amount.

If the Final Level is less than the Buffer Level, the Security Performance Factor will be negative and you will receive less than the principal amount of your securities at maturity. You could lose up to $900 per $1,000 principal amount.

Underlying Return

An amount calculated as follows:

Final Level – Initial Level

Initial Level

The Underlying Return will be negative if the Final Level is less than the Initial Level.

Maximum Return

Expected to be at least 26.10% (to be determined on the Trade Date).

Buffer Amount

Expected to be 10% (to be determined on the Trade Date).

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Initial Level

The closing level of the Underlying on the Trade Date. In the event that the closing level of the Underlying is not available on the Trade Date, the Initial Level will be determined on the immediately following trading day on which a closing level is available.

Final Level

The closing level of the Underlying on the Valuation Date.

Trade Date	Expected to be July 7, 2022
Settlement Date	Expected to be July 12, 2022
Valuation Date	October 9, 2023	Subject to postponement as set forth in any accompanying product supplement under “Description of the Securities—Postponement of calculation dates.”
Maturity Date	October 12, 2023	Subject to postponement as set forth in any accompanying product supplement under “Description of the Securities—Postponement of calculation dates.” If the Maturity Date is not a business day, the Redemption Amount will be payable on the first following business day, unless that business day falls in the next calendar month, in which case payment will be made on the first preceding business day.

Events of Default

With respect to these securities, the first bullet of the first sentence of “Description of Debt Securities—Events of Default” in the accompanying prospectus is amended to read in its entirety as follows:

•	a default in payment of the principal or any premium on any debt security of that series when due, and such default continues for 30 days;

CUSIP

22553QAJ6

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Additional Terms Specific to the Securities

You should read this pricing supplement together with the underlying supplement dated June 18, 2020, the product supplement dated June 18, 2020, the prospectus supplement dated June 18, 2020 and the prospectus dated June 18, 2020, relating to our Medium-Term Notes of which these securities are a part. You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•    Underlying Supplement dated June 18, 2020:

https://www.sec.gov/Archives/edgar/data/1053092/000095010320011950/dp130454_424b2-eus.htm

•    Product Supplement No. I-B dated June 18, 2020:

https://www.sec.gov/Archives/edgar/data/1053092/000095010320011955/dp130588_424b2-ps1b.htm

•    Prospectus Supplement and Prospectus dated June 18, 2020:

https://www.sec.gov/Archives/edgar/data/1053092/000110465920074474/tm2019510-8_424b2.htm

In the event the terms of the securities described in this pricing supplement differ from, or are inconsistent with, the terms described in the underlying supplement, the product supplement, the prospectus supplement or prospectus, the terms described in this pricing supplement will control.

Our Central Index Key, or CIK, on the SEC website is 1053092. As used in this pricing supplement, “we,” “us,” or “our” refers to Credit Suisse.

This pricing supplement, together with the documents listed above, contains the terms of the securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, fact sheets, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. We may, without the consent of the registered holder of the securities and the owner of any beneficial interest in the securities, amend the securities to conform to its terms as set forth in this pricing supplement and the documents listed above, and the trustee is authorized to enter into any such amendment without any such consent. You should carefully consider, among other things, the matters set forth in “Selected Risk Considerations” in this pricing supplement and “Risk Factors” in any accompanying product supplement, “Foreign Currency Risks” in the accompanying prospectus, and any risk factors we describe in the combined Annual Report on Form 20-F of Credit Suisse Group AG and us incorporated by reference therein, and any additional risk factors we describe in future filings we make with the SEC under the Securities Exchange Act of 1934, as amended, as the securities involve risks not associated with conventional debt securities. You should consult your investment, legal, tax, accounting and other advisors before deciding to invest in the securities.

You may revoke your offer to purchase the securities at any time prior to the time at which we accept such offer on the date the securities are priced. We reserve the right to change the terms of, or reject any offer to purchase the securities prior to their issuance. In the event of any changes to the terms of the securities, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

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Hypothetical Redemption Amounts at Maturity

The table and examples below make the following assumptions and illustrate hypothetical Redemption Amounts payable at maturity on a $1,000 investment in the securities for a hypothetical range of performance of the Underlying. The actual Maximum Return, Buffer Level and Buffer Amount will be determined on the Trade Date. The hypothetical Redemption Amounts set forth below are for illustrative purposes only. The actual Redemption Amount applicable to a purchaser of the securities will be based on the Final Level. It is not possible to predict whether or by how much the Final Level will be less than the Buffer Level. You should consider carefully whether the securities are suitable to your investment goals. Any payment on the securities is subject to our ability to pay our obligations as they become due. The numbers below have been rounded for ease of analysis.

Principal Amount	$1,000 per security
Maximum Return	26.10%
Buffer Level	90% of Initial Level
Buffer Amount	10%

TABLE: Hypothetical Redemption Amounts

Underlying Return	Security Performance Factor	Redemption Amount per $1,000 Principal Amount of Securities
100%	26.10%	$1,261
90%	26.10%	$1,261
80%	26.10%	$1,261
70%	26.10%	$1,261
60%	26.10%	$1,261
50%	26.10%	$1,261
40%	26.10%	$1,261
30%	26.10%	$1,261
26.10%	26.10%	$1,261
20%	20%	$1,200
10%	10%	$1,100
5%	5%	$1,050
0%	0%	$1,000
−5%	5%	$1,050
−10%	10%	$1,100
−11%	−1%	$990
−20%	−10%	$900
−30%	−20%	$800
−40%	−30%	$700
−50%	−40%	$600
−60%	−50%	$500
−70%	−60%	$400
−80%	−70%	$300
−90%	−80%	$200
−100%	−90%	$100

Examples

The following examples illustrate how the Redemption Amount is calculated.

1.	The Underlying increases by 70% from the Initial Level to the Final Level.

Final Level: 170% of Initial Level

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Because the Final Level is equal to or greater than the Initial Level, the Redemption Amount is determined as follows:

Security Performance Factor	= the lesser of (i) Maximum Return and (ii) Underlying Return
= the lesser of (i) 26.10% and (ii) 70%
= 26.10%
Redemption Amount	= $1,000 × (1 + Security Performance Factor)
= $1,000 × 1.261
= $1,261

Because the Final Level is equal to or greater than the Initial Level, the Security Performance Factor is equal to the Underlying Return, subject to the Maximum Return. Regardless of the appreciation of the Underlying, the Security Performance Factor will not exceed the Maximum Return.

2.	The Underlying increases by 5% from the Initial Level to the Final Level.

Final Level: 105% of Initial Level

Because the Final Level is equal to or greater than the Initial Level, the Redemption Amount is determined as follows:

Security Performance Factor	= the lesser of (i) Maximum Return and (ii) Underlying Return
= the lesser of (i) 26.10% and (ii) 5%
= 5%
Redemption Amount	= $1,000 × (1 + Security Performance Factor)
= $1,000 × 1.05
= $1,050

Because the Final Level is equal to or greater than the Initial Level, the Security Performance Factor is equal to the Underlying Return, subject to the Maximum Return.

3.	The Underlying decreases by 5% from the Initial Level to the Final Level.

Final Level: 95% of Initial Level

Because the Final Level is less than the Initial Level but equal to or greater than the Buffer Level, the Redemption Amount is determined as follows:

Security Performance Factor	=│Underlying Return│
=│-5%│
= 5%
Redemption Amount	= $1,000 × (1 + Security Performance Factor)
= $1,000 × 1.05
= $1,050

Because the Final Level is less than the Initial Level but equal to or greater than the Buffer Level, the Security Performance Factor is equal to the absolute value of the Underlying Return.

4.	The Underlying decreases by 60% from the Initial Level to the Final Level.

Final Level: 40% of Initial Level

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Because the Final Level is less than the Buffer Level, the Redemption Amount is determined as follows:

Security Performance Factor	= Underlying Return + Buffer Amount
= −60% + 10%
= −50%
Redemption Amount	= $1,000 × (1 + Security Performance Factor)
= $1,000 × 0.50
= $500

Because the Final Level is less than the Buffer Level, you will be exposed to any depreciation in the Underlying from the Initial Level to the Final Level beyond the Buffer Level.

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Selected Risk Considerations

An investment in the securities involves significant risks. This section describes material risks relating to an investment in the securities. These risks are explained in more detail in the “Risk Factors” section of any accompanying product supplement.

Risks Relating to the Securities Generally

YOUR INVESTMENT IN THE SECURITIES MAY RESULT IN A LOSS

If the Final Level is less than the Buffer Level, you will lose 1% of your principal for each 1% decline from the Initial Level to the Final Level beyond the Buffer Level. You could lose up to $900 per $1,000 principal amount of securities. Any payment on the securities is subject to our ability to pay our obligations as they become due.

THE SECURITIES ARE SUBJECT TO THE CREDIT RISK OF CREDIT SUISSE

Investors are dependent on our ability to pay all amounts due on the securities and, therefore, if we were to default on our obligations, you may not receive any amounts owed to you under the securities. In addition, any decline in our credit ratings, any adverse changes in the market’s view of our creditworthiness or any increase in our credit spreads is likely to adversely affect the value of the securities prior to maturity.

REGARDLESS OF THE AMOUNT OF ANY PAYMENT YOU RECEIVE ON THE SECURITIES, YOUR ACTUAL YIELD MAY BE DIFFERENT IN REAL VALUE TERMS

Inflation may cause the real value of any payment you receive on the securities to be less at maturity than it is at the time you invest. An investment in the securities also represents a forgone opportunity to invest in an alternative asset that generates a higher real return. You should carefully consider whether an investment that may result in a return that is lower than the return on alternative investments is appropriate for you.

THE SECURITIES DO NOT PAY INTEREST

We will not pay interest on the securities. You may receive less at maturity than you could have earned on ordinary interest-bearing debt securities with similar maturities, including other of our debt securities, since the Redemption Amount is based on the performance of the Underlying. Because the Redemption Amount may be less than the amount originally invested in the securities, the return on the securities (the effective yield to maturity) may be negative. Even if it is positive, the return payable on each security may not be enough to compensate you for any loss in value due to inflation and other factors relating to the value of money over time.

LIMITED APPRECIATION POTENTIAL

If the Final Level is greater than the Initial Level, for each $1,000 principal amount of securities, you will receive at maturity $1,000 multiplied by the sum of one plus the Security Performance Factor, subject to the Maximum Return. The Security Performance Factor will not exceed the Maximum Return, regardless of the appreciation in the level of the Underlying, which may be significant. Accordingly, the maximum Redemption Amount of the securities for each $1,000 principal amount of securities is $1,000 multiplied by the sum of one plus the Maximum Return. Any payment on the securities is subject to our ability to pay our obligations as they become due.

IF THE FINAL LEVEL IS LESS THAN THE INITIAL LEVEL BUT EQUAL TO OR GREATER THAN THE BUFFER LEVEL, THE REDEMPTION AMOUNT WILL BE SUBJECT TO AN EMBEDDED CAP

If the Final Level is less than the Initial Level but equal to or greater than the Buffer Level, the Redemption Amount payable at maturity will equal the principal amount of the securities you hold multiplied by the sum of one plus the absolute value of the Underlying Return. In this scenario, the maximum possible Redemption Amount of the securities is $1,100 per $1,000 principal amount of securities. Any payment on the securities is subject to our ability to pay our obligations as they become due.

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THE PROBABILITY THAT THE FINAL LEVEL WILL BE LESS THAN THE BUFFER LEVEL WILL DEPEND ON THE VOLATILITY OF THE UNDERLYING

“Volatility” refers to the frequency and magnitude of changes in the level of the Underlying. The greater the expected volatility with respect to the Underlying on the Trade Date, the higher the expectation as of the Trade Date that the Final Level could be less than the Buffer Level, indicating a higher expected risk of loss on the securities. The terms of the securities are set, in part, based on expectations about the volatility of the Underlying as of the Trade Date. The volatility of the Underlying can change significantly over the term of the securities. The level of the Underlying could fall sharply, which could result in a significant loss of principal. You should be willing to accept the downside market risk of the Underlying and the potential to lose a significant amount of your principal at maturity.

THE U.S. FEDERAL TAX CONSEQUENCES OF AN INVESTMENT IN THE SECURITIES ARE UNCLEAR

There is no direct legal authority regarding the proper U.S. federal tax treatment of the securities, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”). Consequently, significant aspects of the tax treatment of the securities are uncertain, and the IRS or a court might not agree with the treatment of the securities as prepaid financial contracts that are treated as “open transactions.” If the IRS were successful in asserting an alternative treatment of the securities, the tax consequences of the ownership and disposition of the securities, including the timing and character of income recognized by U.S. investors and the withholding tax consequences to non-U.S. investors, might be materially and adversely affected. Moreover, future legislation, Treasury regulations or IRS guidance could adversely affect the U.S. federal tax treatment of the securities, possibly retroactively.

Risks Relating to the Underlying

THE SECURITIES ARE LINKED TO THE RUSSELL 2000® INDEX AND ARE SUBJECT TO THE RISKS ASSOCIATED WITH SMALL-CAPITALIZATION COMPANIES

The Russell 2000® Index is composed of equity securities issued by companies with relatively small market capitalization. These equity securities often have greater stock price volatility, lower trading volume and less liquidity than the equity securities of large-capitalization companies, and are more vulnerable to adverse business and economic developments than those of large-capitalization companies. In addition, small-capitalization companies are typically less established and less stable financially than large-capitalization companies. These companies may depend on a small number of key personnel, making them more vulnerable to loss of personnel. Such companies tend to have smaller revenues, less diverse product lines, smaller shares of their product or service markets, fewer financial resources and less competitive strengths than large-capitalization companies and are more susceptible to adverse developments related to their products. Therefore, the Russell 2000® Index may be more volatile than it would be if it were composed of equity securities issued by large-capitalization companies.

NO OWNERSHIP RIGHTS RELATING TO THE UNDERLYING

Your return on the securities will not reflect the return you would realize if you actually owned the equity securities that comprise the Underlying. The return on your investment is not the same as the total return based on a purchase of the equity securities that comprise the Underlying.

NO VOTING RIGHTS OR DIVIDEND PAYMENTS

As a holder of the securities, you will not have voting rights or rights to receive cash dividends or other distributions or other rights with respect to the equity securities that comprise the Underlying.

GOVERNMENT REGULATORY ACTION, INCLUDING LEGISLATIVE ACTS AND EXECUTIVE ORDERS, COULD RESULT IN MATERIAL CHANGES TO THE UNDERLYING AND COULD NEGATIVELY AFFECT YOUR RETURN ON THE SECURITIES

Government regulatory action, including legislative acts and executive orders, could materially affect the Underlying. For example, in response to recent executive orders, stocks of companies that are determined to be linked to the People’s Republic of China military, intelligence and security apparatus may be delisted from a U.S. exchange, removed as a component in indices or exchange traded funds, or transactions in, or holdings of, securities with exposure to such stocks may otherwise become prohibited under U.S. law. If government regulatory action results in such consequences, there may be a material and negative effect on the securities.

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Risks Relating to the Issuer

CREDIT SUISSE IS SUBJECT TO SWISS REGULATION

As a Swiss bank, Credit Suisse is subject to regulation by governmental agencies, supervisory authorities and self-regulatory organizations in Switzerland. Such regulation is increasingly more extensive and complex and subjects Credit Suisse to risks. For example, pursuant to Swiss banking laws, the Swiss Financial Market Supervisory Authority (FINMA) may open resolution proceedings if there are justified concerns that Credit Suisse is over-indebted, has serious liquidity problems or no longer fulfills capital adequacy requirements. FINMA has broad powers and discretion in the case of resolution proceedings, which include the power to convert debt instruments and other liabilities of Credit Suisse into equity and/or cancel such liabilities in whole or in part. If one or more of these measures were imposed, such measures may adversely affect the terms and market value of the securities and/or the ability of Credit Suisse to make payments thereunder and you may not receive any amounts owed to you under the securities.

Risks Relating to Conflicts of Interest

HEDGING AND TRADING ACTIVITY

We or any of our affiliates may carry out hedging activities related to the securities, including in instruments related to the Underlying. We or our affiliates may also trade instruments related to the Underlying from time to time. Any of these hedging or trading activities on or prior to the Trade Date and during the term of the securities could adversely affect our payment to you at maturity.

POTENTIAL CONFLICTS

We and our affiliates play a variety of roles in connection with the issuance of the securities, including acting as calculation agent and as agent of the issuer for the offering of the securities, hedging our obligations under the securities and determining their estimated value. In performing these duties, the economic interests of us and our affiliates are potentially adverse to your interests as an investor in the securities. Further, hedging activities may adversely affect any payment on or the value of the securities. Any profit in connection with such hedging activities will be in addition to any other compensation that we and our affiliates receive for the sale of the securities, which creates an additional incentive to sell the securities to you.

Risks Relating to the Estimated Value and Secondary Market Prices of the Securities

UNPREDICTABLE ECONOMIC AND MARKET FACTORS WILL AFFECT THE VALUE OF THE SECURITIES

The payout on the securities can be replicated using a combination of the components described in “The estimated value of the securities on the Trade Date may be less than the Price to Public.” Therefore, in addition to the level of the Underlying, the terms of the securities at issuance and the value of the securities prior to maturity may be influenced by factors that impact the value of fixed income securities and options in general, such as:

•	the expected and actual volatility of the Underlying;

•	the time to maturity of the securities;

•	the dividend rate on the equity securities included in the Underlying;

•	interest and yield rates in the market generally;

•	investors’ expectations with respect to the rate of inflation;

•	geopolitical conditions and economic, financial, political, regulatory, judicial or other events that affect the equity securities included in the Underlying or markets generally and which may affect the level of the Underlying; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

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Some or all of these factors may influence the price that you will receive if you choose to sell your securities prior to maturity. The impact of any of the factors set forth above may enhance or offset some or all of any change resulting from another factor or factors.

THE ESTIMATED VALUE OF THE SECURITIES ON THE TRADE DATE MAY BE LESS THAN THE PRICE TO PUBLIC

The initial estimated value of your securities on the Trade Date (as determined by reference to our pricing models and our internal funding rate) may be significantly less than the original Price to Public. The Price to Public of the securities includes any discounts or commissions as well as transaction costs such as expenses incurred to create, document and market the securities and the cost of hedging our risks as issuer of the securities through one or more of our affiliates (which includes a projected profit). These costs will be effectively borne by you as an investor in the securities. These amounts will be retained by Credit Suisse or our affiliates in connection with our structuring and offering of the securities (except to the extent discounts or commissions are reallowed to other broker-dealers or any costs are paid to third parties).

On the Trade Date, we value the components of the securities in accordance with our pricing models. These include a fixed income component valued using our internal funding rate, and individual option components valued using proprietary pricing models dependent on inputs such as volatility, correlation, dividend rates, interest rates and other factors, including assumptions about future market events and/or environments. These inputs may be market-observable or may be based on assumptions made by us in our discretionary judgment. As such, the payout on the securities can be replicated using a combination of these components and the value of these components, as determined by us using our pricing models, will impact the terms of the securities at issuance. Our option valuation models are proprietary. Our pricing models take into account factors such as interest rates, volatility and time to maturity of the securities, and they rely in part on certain assumptions about future events, which may prove to be incorrect.

Because Credit Suisse’s pricing models may differ from other issuers’ valuation models, and because funding rates taken into account by other issuers may vary materially from the rates used by Credit Suisse (even among issuers with similar creditworthiness), our estimated value at any time may not be comparable to estimated values of similar securities of other issuers.

EFFECT OF INTEREST RATE USED IN STRUCTURING THE SECURITIES

The internal funding rate we use in structuring notes such as these securities is typically lower than the interest rate that is reflected in the yield on our conventional debt securities of similar maturity in the secondary market (our “secondary market credit spreads”). If on the Trade Date our internal funding rate is lower than our secondary market credit spreads, we expect that the economic terms of the securities will generally be less favorable to you than they would have been if our secondary market credit spread had been used in structuring the securities. We will also use our internal funding rate to determine the price of the securities if we post a bid to repurchase your securities in secondary market transactions. See “—Secondary Market Prices” below.

SECONDARY MARKET PRICES

If Credit Suisse (or an affiliate) bids for your securities in secondary market transactions, which we are not obligated to do, the secondary market price (and the value used for account statements or otherwise) may be higher or lower than the Price to Public and the estimated value of the securities on the Trade Date. The estimated value of the securities on the cover of this pricing supplement does not represent a minimum price at which we would be willing to buy the securities in the secondary market (if any exists) at any time. The secondary market price of your securities at any time cannot be predicted and will reflect the then-current estimated value determined by reference to our pricing models, the related inputs and other factors, including our internal funding rate, customary bid and ask spreads and other transaction costs, changes in market conditions and deterioration or improvement in our creditworthiness. In circumstances where our internal funding rate is higher than our secondary market credit spreads, our secondary market bid for your securities could be less favorable than what other dealers might bid because, assuming all else equal, we use the higher internal funding rate to price the securities and other dealers might use the lower secondary market credit spread to price them. Furthermore, assuming no change in market conditions from the Trade Date, the secondary market price of your securities will be lower than the Price to Public because it will not include any discounts or commissions and hedging and other transaction costs. If you sell your securities to a dealer in a secondary market transaction, the dealer

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may impose an additional discount or commission, and as a result the price you receive on your securities may be lower than the price at which we may repurchase the securities from such dealer.

We (or an affiliate) may initially post a bid to repurchase the securities from you at a price that will exceed the then-current estimated value of the securities. That higher price reflects our projected profit and costs, which may include discounts and commissions that were included in the Price to Public, and that higher price may also be initially used for account statements or otherwise. We (or our affiliate) may offer to pay this higher price, for your benefit, but the amount of any excess over the then-current estimated value will be temporary and is expected to decline over a period of approximately three months.

The securities are not designed to be short-term trading instruments and any sale prior to maturity could result in a substantial loss to you. You should be willing and able to hold your securities to maturity.

LACK OF LIQUIDITY

The securities will not be listed on any securities exchange. Credit Suisse (or its affiliates) intends to offer to purchase the securities in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities when you wish to do so. Because other dealers are not likely to make a secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which Credit Suisse (or its affiliates) is willing to buy the securities. If you have to sell your securities prior to maturity, you may not be able to do so or you may have to sell them at a substantial loss.

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Supplemental Use of Proceeds and Hedging

We intend to use the proceeds of this offering for our general corporate purposes, which may include the refinancing of existing debt outside Switzerland. Some or all of the proceeds we receive from the sale of the securities may be used in connection with hedging our obligations under the securities through one or more of our affiliates. Such hedging or trading activities on or prior to the Trade Date and during the term of the securities (including on any calculation date, as defined in any accompanying product supplement) could adversely affect the value of the Underlying and, as a result, could decrease the amount you may receive on the securities at maturity. For additional information, see “Supplemental Use of Proceeds and Hedging” in any accompanying product supplement.

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Historical Information

The following graph sets forth the historical performance of the Underlying based on the closing level of the Underlying from January 3, 2017 through June 23, 2022. We obtained the historical information below from Bloomberg, without independent verification.

You should not take the historical levels of the Underlying as an indication of future performance of the Underlying or the securities. Any historical trend in the level of the Underlying during any period set forth below is not an indication that the level of the Underlying is more or less likely to increase or decrease at any time over the term of the securities.

For additional information on the Underlying, see “The Reference Indices—The FTSE Russell Indices—The Russell Indices—The Russell 2000® Index” in the accompanying underlying supplement.

The closing level of the Underlying on June 23, 2022 was 1711.673.

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United States Federal Tax Considerations

This discussion supplements and, to the extent inconsistent therewith, supersedes the discussion in the accompanying product supplement under “United States Federal Tax Considerations.”

There are no statutory, judicial or administrative authorities that address the U.S. federal income tax treatment of the securities or instruments that are similar to the securities. In the opinion of our counsel, Davis Polk & Wardwell LLP, a security should be treated as a prepaid financial contract that is an “open transaction” for U.S. federal income tax purposes. However, there is uncertainty regarding this treatment. Moreover, our counsel’s opinion is based on market conditions as of the date of this preliminary pricing supplement and is subject to confirmation on the Trade Date.

Assuming this treatment of the securities is respected and subject to the discussion in “United States Federal Tax Considerations” in the accompanying product supplement, the following U.S. federal income tax consequences should result:

•	You should not recognize taxable income over the term of the securities prior to maturity, other than pursuant to a sale or other disposition.

•	Upon a sale or other disposition (including retirement) of a security, you should recognize capital gain or loss equal to the difference between the amount realized and your tax basis in the security. Such gain or loss should be long-term capital gain or loss if you held the security for more than one year.

We do not plan to request a ruling from the IRS regarding the treatment of the securities, and the IRS or a court might not agree with the treatment described herein. In particular, the IRS could treat the securities as contingent payment debt instruments, in which case the tax consequences of ownership and disposition of the securities, including the timing and character of income recognized, could be materially and adversely affected. Moreover, the U.S. Treasury Department and the IRS have requested comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar financial instruments and have indicated that such transactions may be the subject of future regulations or other guidance. In addition, members of Congress have proposed legislative changes to the tax treatment of derivative contracts. Any legislation, Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect. You should consult your tax advisor regarding possible alternative tax treatments of the securities and potential changes in applicable law.

Non-U.S. Holders

Subject to the discussions in the next paragraph and in “United States Federal Tax Considerations—Tax Consequences to Non-U.S. Holders” and “United States Federal Tax Considerations—FATCA” in the accompanying product supplement, if you are a Non-U.S. Holder (as defined in the accompanying product supplement) of the securities, you generally should not be subject to U.S. federal withholding or income tax in respect of any amount paid to you with respect to the securities, provided that (i) income in respect of the securities is not effectively connected with your conduct of a trade or business in the United States, and (ii) you comply with the applicable certification requirements.

As discussed under “United States Federal Tax Considerations—Tax Consequences to Non-U.S. Holders—Dividend Equivalents under Section 871(m) of the Code” in the accompanying product supplement, Section 871(m) of the Internal Revenue Code generally imposes a 30% withholding tax on “dividend equivalents” paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities. Treasury regulations under Section 871(m), as modified by an IRS notice, exclude from their scope financial instruments issued prior to January 1, 2023 that do not have a “delta” of one with respect to any U.S. equity. Based on the terms of the securities and representations provided by us as of the date of this preliminary pricing supplement, our counsel is of the opinion that the securities should not be treated as transactions that have a “delta” of one within the meaning of the regulations with respect to any U.S. equity and, therefore, should not be

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subject to withholding tax under Section 871(m). However, the final determination regarding the treatment of the securities under Section 871(m) will be made as of the Trade Date for the securities and it is possible that the securities will be subject to withholding tax under Section 871(m) based on circumstances on that date.

A determination that the securities are not subject to Section 871(m) is not binding on the IRS, and the IRS may disagree with this determination. Moreover, Section 871(m) is complex and its application may depend on your particular circumstances, including your other transactions. You should consult your tax advisor regarding the potential application of Section 871(m) to the securities.

If withholding tax applies to the securities, we will not be required to pay any additional amounts with respect to amounts withheld.

You should read the section entitled “United States Federal Tax Considerations” in the accompanying product supplement. The preceding discussion, when read in combination with that section, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of owning and disposing of the securities.

You should also consult your tax advisor regarding all aspects of the U.S. federal income and estate tax consequences of an investment in the securities and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

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Supplemental Plan of Distribution (Conflicts of Interest)

Under the terms and subject to the conditions contained in a distribution agreement dated May 7, 2007, as amended, which we refer to as the distribution agreement, we have agreed to sell the securities to CSSU. We may also agree to sell the securities to other agents that are parties to the distribution agreement. We refer to CSSU and other such agents as the “Agents.”

The distribution agreement provides that the Agents are obligated to purchase all of the securities if any are purchased.

The Agents may offer the securities at the offering price set forth on the cover page of this pricing supplement and may receive varying discounts and commissions of up to $5 per $1,000 principal amount of securities. The Agents may re-allow some or all of the discount on the principal amount per security on sales of such securities by other brokers or dealers. CSSU or another broker or dealer will forgo some or all discounts and commissions with respect to the sales of securities into certain fiduciary accounts. If all of the securities are not sold at the initial offering price, the Agents may change the public offering price and other selling terms.

An affiliate of Credit Suisse has paid or may pay in the future a fixed amount to broker-dealers in connection with the costs of implementing systems to support these securities.

We expect to deliver the securities against payment for the securities on the Settlement Date indicated herein, which may be a date that is greater than two business days following the Trade Date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to a trade expressly agree otherwise. Accordingly, if the Settlement Date is more than two business days after the Trade Date, purchasers who wish to transact in the securities more than two business days prior to the Settlement Date will be required to specify alternative settlement arrangements to prevent a failed settlement.

CSSU is our affiliate. In accordance with FINRA Rule 5121, CSSU may not make sales in this offering to any of its discretionary accounts without the prior written approval of the customer. A portion of the net proceeds from the sale of the securities will be used by CSSU or one of its affiliates in connection with hedging our obligations under the securities.

For further information, please refer to “Underwriting (Conflicts of Interest)” in any accompanying product supplement.

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